CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 20 to the Registration Statement on Form N-4, 333-139762 of Wells Fargo Advantage® Builder Variable Annuity of our report dated February 24, 2015 relating to the consolidated financial statements of RiverSource Life Insurance Company and our report dated April 22, 2015 with respect to the financial statements of RiverSource Variable Annuity Account, which appear in Post-Effective Amendment 18 to the Registration Statement on Form N-4, 333-139760. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2015